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Exhibit 99.3

Offer to exchange
9 1/2% Senior Subordinated Notes due 2013, which
have been registered under the Securities Act of 1933,
for outstanding
9 1/2% Senior Subordinated Notes due 2013
of
GenCorp Inc.

To The Depository Trust Company participants:

        Enclosed are the materials listed below relating to the offer by GenCorp Inc. ("GenCorp") to exchange up to US$150,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2013, pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 1/2% Senior Subordinated Notes due 2013, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2003 of GenCorp, and the related letter of transmittal, in each case as amended or supplemented from time to time (which together constitute the "exchange offer").

        Enclosed are copies of the following documents:

  1.
  Prospectus dated                        , 2003;

  2.
  a Letter of Transmittal;

  3.
  a Notice of Guaranteed Delivery;

  4.
  Instructions to Book-Entry Transfer Participant From Owner; and

  5.
  a letter which may be sent to your clients for whose account you hold outstanding notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the exchange offer.

        We urge you to contact your clients promptly. Please note that the offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless extended.

        The exchange offer is not conditioned upon any minimum number of outstanding notes being tendered.

        To participate in the exchange offer, a beneficial holder of outstanding notes must cause a Depository Trust Company's participant to tender such holder's outstanding notes to The Bank of New York's account, as exchange agent, maintained at The Depository Trust Company for the benefit of the exchange agent through The Depository Trust Company's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees, on behalf of The Depository Trust Company participant and the beneficial owners of tendered outstanding notes, to be bound by the terms of the letter of transmittal. By complying with The Depository Trust Company's ATOP procedures with respect the exchange offer, The Depository Trust Company participant confirms, on behalf of itself and the beneficial or owners of tendered outstanding notes, all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

        Pursuant to the letter of transmittal, each holder of outstanding notes will represent to GenCorp that (i) any exchange notes received by it will be acquired in the ordinary course of its business, (ii) the holder has and, at the time of the consummation of the exchange offer, will have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act, (iii) the holder is not an affiliate of GenCorp or the Subsidiary Guarantors (as defined in the Registration Rights Agreement dated as of August 11, 2003 by and among GenCorp, the Subsidiary Guarantors named therein and the Initial Purchasers named therein)

within the meaning of the Securities Act and is not acting on behalf of any persons who could not truthfully make the foregoing representations or, if it is an affiliate of GenCorp or the Subsidiary Guarantors, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and (iv) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer, it represents that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of exchange notes; however, by so representing and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed instruction to the book-entry transfer participant from owner contains an authorization for you to make the foregoing representations from the beneficial owners of the outstanding notes to be tendered by you on their behalf in the exchange offer.

        We will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

        Additional copies of the enclosed material may be obtained from The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286, Attn: Enrique Lopez.

Very truly yours,
GENCORP INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF GENCORP INC. OR ANY OF ITS SUBSIDIARIES OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.3